EXHIBIT (e)(12)
CONFIDENTIALITY AGREEMENT
     This Confidentiality Agreement (this “Agreement”) is being entered into as of May 31, 2007, between Biosite Incorporated (“Biosite”), on the one hand, and Inverness Medical Innovations, Inc. (“Inverness”), on the other hand.
     In order to facilitate the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2007, by and among Biosite, Inverness and Inca Acquisition, Inc. (Biosite and Inverness are hereafter referred to collectively as the “Parties” and individually as a “Party”), Biosite has requested access to certain non-public information regarding Inverness and Inverness’ subsidiaries. This Agreement sets forth Biosite’s obligations regarding the use and disclosure of such information and regarding various related matters.
     The Parties, intending to be legally bound, acknowledge and agree as follows:
     1. Definitions. For purposes of this Agreement:
          (a) a Party’s “Representatives” will be deemed to include: (i) each Person that is or becomes a subsidiary or other affiliate of such Party; or (ii) each Person that is or becomes an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates.
          (b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.
     2. Confidential Information. For purposes of this Agreement, “Confidential Information” will be deemed to include only the following:
          (a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of Inverness, any subsidiary or other affiliate of Inverness (whether prepared by Inverness or by any other Person and whether or not in written form) that, after May 17, 2007, is or has been made available to Biosite or any Representative of Biosite by or on behalf of Inverness or any Representative of Inverness; and
          (b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that, after May 17, 2007, is or has been prepared by or for Biosite or any Representative of Biosite and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence.
However, “Confidential Information” will not be deemed to include:
               (i) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this section 2 has been made available to Biosite or any of its Representatives;

                      (ii) the existence and terms of the Merger Agreement and the fact that the Parties are obligated to consummate the transactions contemplated by the Merger Agreement pursuant to the terms of the Merger Agreement;
                      (iii) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by Biosite or by any of Biosite’s Representatives;
                      (iv) any information that was in Biosite’s possession prior to the time it was first made available to Biosite or any of Biosite’s Representatives by or on behalf of Inverness or any of Inverness’ Representatives, provided that the source of such information was not and is not known to Biosite to be bound by any contractual or other obligation of confidentiality to Biosite or to any other Person with respect to any of such information;
                      (v) any information that becomes available to Biosite on a non-confidential basis from a source other than Inverness or any of Inverness’ Representatives, provided that such source is not known to Biosite to be bound by any contractual or other obligation of confidentiality to Biosite or to any other Person with respect to any of such information; or
                      (vi) any information that is developed by or on behalf of Biosite or any of Biosite’s Representatives without reliance on the information received from Inverness or any of Inverness’ Representatives hereunder.
     3. Limitations on Use and Disclosure of Confidential Information. Subject to section 5 below, neither Biosite nor any of Biosite’s Representatives will, at any time, directly or indirectly:
               (a) make use of any Confidential Information, except for the specific purpose of considering, facilitating, evaluating and negotiating a possible negotiated transaction between the Parties; or
               (b) disclose any Confidential Information to any other Person.
Biosite will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. Biosite will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information.
     4. No Representations by Inverness. The Representatives of Inverness will have the exclusive authority to decide what Confidential Information (if any) is to be made available to Biosite and its Representatives. Unless otherwise required in the Merger Agreement, neither Inverness nor any of its Representatives will be under any obligation to make any particular Confidential Information available to Biosite or any of Biosite’s Representatives or to supplement or update any Confidential Information previously furnished. Other than the representations and warranties made by Inverness and Inca Acquisition, Inc. in the Merger Agreement, neither Inverness nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. Unless otherwise provided in the Merger Agreement, neither Inverness nor any of its Representatives will have any liability to Biosite or to any of Biosite’s Representatives relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom.
     5. Permitted Disclosures.
          (a) Notwithstanding the limitations set forth in section 3 above:
               (i) Biosite may disclose Confidential Information if and to the extent that Inverness consents in writing to Biosite’s disclosure thereof;
               (ii) subject to section 5(b) below, Biosite may disclose Confidential Information to any Representative of Biosite, but only to the extent such Representative: (A) needs to know such Confidential Information for the purpose of facilitating the transactions contemplated by the Merger Agreement; and (B) has been informed of the obligations set forth in this Agreement and has agreed to abide and be bound by the provisions hereof; and
               (iii) subject to Section 5(c) below, Biosite may disclose Confidential Information to the extent required by applicable law or governmental regulation or by subpoena or other similar valid legal process.
          (b) If Inverness delivers to Biosite a written notice stating that certain Confidential Information may be disclosed only to specified Representatives of Biosite, then, notwithstanding anything to the contrary contained in section 5(a)(ii) above, Biosite shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of Biosite.
          (c) If Biosite or any of Biosite’s Representatives is required by applicable law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, then Biosite will promptly provide Inverness with written notice of the applicable law, regulation or process so that Inverness may seek a protective order or other appropriate remedy. Biosite and its Representatives will use reasonable efforts to cooperate with Inverness and Inverness’ Representatives in any attempt by Inverness to obtain any such protective order or other remedy. If Inverness elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Inverness disclose Confidential Information, and if Biosite has been advised by its internal counsel or other reputable external legal counsel confirming that the disclosure of such Confidential Information is legally required, then Biosite may disclose such Confidential Information to the extent legally required; provided, however, that Inverness and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.
     6. Return of Confidential Information. Upon Inverness’ request, Biosite and Biosite’s Representatives will promptly deliver to Inverness any Confidential Information (and all copies thereof) obtained or possessed by Biosite or any of Biosite’s Representatives; provided, however, that, in lieu of delivering to Inverness any written materials of the type described in clause “(b)” of the first sentence of section 2 above, Inverness may destroy such written materials and deliver to Inverness a certificate confirming their destruction. Notwithstanding the delivery to Inverness (or the destruction by Biosite) of Confidential Information pursuant to this section 6, Biosite and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. Notwithstanding the foregoing, Biosite may cause its outside legal counsel to retain one set of Confidential Information for archival purposes, such set to be accessed or used only in order to measure compliance with the terms of this Agreement or to defend against any claim, action or proceeding relating to this Agreement.
     7. No Waiver. No failure or delay by Inverness or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.
     8. Remedies. Biosite shall indemnify and hold harmless Inverness and Inverness’ Representatives against and from, and shall compensate and reimburse Inverness and Inverness’ Representatives for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing Inverness’ rights under this Agreement) arising out of or resulting from any unauthorized use or disclosure of any Confidential Information or any other breach of this Agreement by Biosite or any of its Representatives. Biosite acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Biosite or by any of Biosite’s Representatives and that Inverness would suffer irreparable harm as a result of any such breach. Accordingly, Inverness will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by Biosite or any of Biosite’s Representatives. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to Inverness. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Biosite or any of its Representatives has breached this Agreement, Biosite will be liable for, and will pay to Inverness and Inverness’ Representatives, the reasonable legal fees incurred by Inverness and Inverness’ Representatives in connection with such litigation (including any appeal relating thereto).
     9. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of Inverness and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth below the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.
     10. Miscellaneous.
          (a) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.
          (b) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          (c) By making Confidential Information or other information available to Biosite or Biosite’s Representatives, Inverness is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.
          (d) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.
          (e) This Agreement constitutes the entire agreement between Inverness and Biosite regarding the subject matter hereof and supersedes any prior agreement between Inverness and Biosite regarding the subject matter hereof (it being understood that, for the avoidance of doubt, the Confidentiality Agreement dated as of April 11, 2007, as amended, is not superseded by this Agreement and remains in full force and effect).

     In Witness Whereof, the parties have caused this Confidentiality Agreement to be executed as of the date first written above.

Biosite Incorporated		Inverness Medical Innovations, Inc.

By: /s/ Chris Twomey		By: /s/ Ellen V. Chiniara

Name: Chris Twomey		Name: Ellen V. Chiniara
Title: Sr. VP Finance, CFO		Title: General Counsel

Address:	9975 Summers Ridge Road	Address:	51 Sawyer Road, Suite 200
	San Diego, CA 92121		Waltham, MA 02453